Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-217928 of our report dated May 1, 2017 relating to the consolidated financial statements of Athenex, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern uncertainty) appearing in the Prospectus, which is part of this Registration Statement, and of our report dated May 1, 2017, relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Williamsville, New York

June 2, 2017